Exhibit 10.1

Modification to CRADA No. 26-97

July 2005

Modification to CRADA No. 26-97

July 15, 2005

Appendix A

The following research objectives are added to those described in Appendix A of CRADA No. 26-97.

A.                                    Targeting of Interleukin-13 Receptor for pediatric brain tumor therapy:  In contrast to malignant glioma in adults that are predominantly supratentorial, pediatric tumors are also localized in posterior fossa and brain stem.  Because of their location, Neurosurgcons are unable to resect most of the tumor resulting in progressive disease with poor prognosis.  As there is not much option available for these children, an urgent search for innovative therapeutic measures is needed.  Recent studies have demonstrated that 83% of 36 different pediatric brain tumor samples express IL-13R2 chain when analyzed by immunohistochemical and in-situ hybridization studies (Kawakami et al. Cancer 2004).  Although both assays produced compatible results, quantitative difference in receptor density between various samples is not known.  In addition, it is not known whether IL-13 receptors in pediatric brain tumors are sensitive to cytotoxic effect of IL-13-PE as adult glioma in vitro.  Furthermore, it is not known whether IL-13-PE will be efficacious in these tumors in animal models of brain tumors in vivo.  Previous studies have suggested that glioma cells expressing IL-13R are highly sensitive to IL-13-PE.  As IL-13R-targeted cytotoxin [IL13-PE38QQR] is being tested in PRECISE Phase 3 clinical trial in adult patients with recurrent glioma, it will be of importance to study IL-13-PE in not only in vitro and in vivo animal studies of pediatric brain tumors but also tested in patients to address unmet medical need and to unravel antitumor activity of this important molecule.

The following studies are planned to address important issues identified above:

1.                                       Analysis of IL-13 receptor expression and type of receptors in additional patient derived samples.  Previous study utilized limited number of pediatric tumor samples including glioma, low-grade astrocytoma, giant cell tumor, mixed glioma and ganglioglioma.  Additional tumor samples will be acquired from Cooperative Human Tissue Network (CHTN).  FDA IRB (RIHSC) has approved our request.

2.                                       Identification on pediatric brain tumor cell lines and isolation of primary cell cultures of tumors.  Tumor cell lines derived from pediatric glioma, low-grade astrocytoma, giant cell tumor, mixed glioma and ganglioglioma will be obtained from Commercial source or from investigators.  In addition, primary cell cultures from surgical samples will be generated.  These cells and cell lines will be tested for the expression of IL-13R and sensitivity to IL-13-PE in vitro by various techniques established in our laboratories.

3.                                       Efficacy of IL-13-PE in Pediatric brain tumor models:  The efficacy of IL-13PE will be evaluated in tumor bearing mice.  Tumor cell lines derived from various tumors will be established as tumors in immunodeficient mice.  These animals will be then treated with IL-13-PE by various routes and schedules.  Initially, animals with subcutaneous flank tumors will be treated and later intracranial tumor models will be treated.  Various routes of administration of IL-13-PE including CED through a burr hole will be evaluated.  Tumor shrinkage, response rate, and animal survival will be analyzed.

These studies will provide scientific support for a pediatric brain tumor study or tumors in addition to malignant glioma.

B.                                    Evaluation of synergistic therapeutic efficacy of IL-13-PE with radiation therapy or with temozolamide:

Since radiation induced tumor cell stasis/death and IL-13-PE induced cell death involve different mechanisms, it is possible that the combination of radiation and IL-13-PE therapy may lead to combined or synergistic effect on glioma cells.  As IL-13-PE is being studied in initially diagnosed glioma along with radiation therapy to support development, additional in vitro and animal studies should be performed to determine the optimal schedule of therapy with these two modalities.  Similarly, since temozolomide (approved for glioma therapy) and IL-13-PE will mediate therapeutic effect through different mechanisms, it is also possible that the combination of both drugs may mediate combined or synergistic effects.

Planned studies include:

1.                                       In vitro sublethal irradiation of glioma cell lines followed by culture with IL-13-PE and conversely incubation with IL-13-PE followed by irradiation will be performed and the growth, cell viability and cytotoxicity to IL-13-PE will be assessed.  These studies have already completed and the results show that prior irradiation although increase IL-13Ralpha2 mRNA expression but it did not enhance sensitivity to IL-13-PE.  Similarly, prior treatment with IL-13-PE did not enhance sensitivity to irradiation.

2.                                       Concomitant radiation and IL-13-PE incubation will also be performed in vitro and cell growth and protein synthesis will be assessed.  Preliminary studies indicate that the combined radiation and IL-13-PE incubation mediates enhanced antitumor effect in vitro when compared to either modality alone.  Confirmatory studies are being performed and need continued support to complete these studies, which are expected to be completed by the end of the second quarter of 2005.

3.                                       Pre-treatment irradiation of subcutaneous or intracranial glioma tumors followed by local delivery of IL-13-PE are also planned that will be initiated in the beginning of 2005 and expected to be completed by the end of third quarter of 2005.

4.                                       Concomitant effect of temozolomide and IL-13-PE in various glioma cell lines in vitro and the effect of co-administration of temozolomide and IL-13-PE by various routes in subcutaneous and intracranial tumors will continued to be evaluated.  Preliminary results suggest that temozolomide synergies with IL-13-PE in mediating antitumor activity in vitro and in vivo.  These studies are also expected to be completed in 2005.

The following studies began in 2004 and are currently ongoing.  However, if funds remain at the level proposed in Appendix C Revised. 2, they will not be completed in the year 2005.

3.                                      Study of the mechanism of action of delayed effect of IL-13-PE in normal brain:

Clinical studies have demonstrated that IL-13-PE can induce cytotoxic effect on tumors when administered intratumorally.  In addition, intra-parenchyma administration of IL-13-PE in normal brain with infiltrating glioma is very well tolerated up to the dosage of 0.5 microgram/ml.  At 1.0 microgram/ml dose limiting local toxicity has been observed.  In addition, in several patients appearance of abnormal hyperintense signal on FLAIR images and new gadolinium enhancing solid lesion with central hypointense area suggesting necrosis in normal or infiltrated brain parenchyma have been observed between 4 and 8 weeks following treatment.  This type of phenomenon has not been observed previously as in all studies most rats or mice were sacrificed only several days after IL-13-PE infusion.  No long term monitoring was performed after intraparenchymal administration of IL-13-PE.  The following studies have been initiated that are expected to lead to an understanding of the mechanism of this effect and develop strategies to avoid this delayed effect of IL-13-PE.

Planned studies:

a.                                       Develop animal model in mice and rats to simulate human clinical situation by intra parenchymal administration of IL-13-PE.  Part of this study is completed and a manuscript has been accepted for publication (Kawakami et al. J. Neurosurgery, December 2004).

b.                                      Study of brain tissue sections by histology and immunohistochemisty harvested at various time points of IL-13-PE administration.  Part of this study has also completed and described in a manuscript accepted for publication (Kawakami et al. J. Neurosurgery, December 2004).

c.                                       Identification of local or systemic immune mechanism (if any) post IL-13-PE administration in normal brain.  In some cases, animals will be immunosuppressed by whole body sub lethal irradiation to determine the role of chemotherapy on this process in the clinic.  These studies are yet to be initialed and expected to begin in first quarter 2005.

d.                                      Identification of the role of cytokines or other factors in this mechanism will be evaluated by microarray technology, which is available at CBER.

Appendix C-Revised.2

Financial and Staffing Contribution of the Parties:

This “Appendix C-Revised.2” replaces in full “Appendix C”, “Appendix C-Revised” and “Appendix-C-Revised.1” that were attached to the FDA CRADA No. 26-97 entered into by FDA and NeoPharm, Inc.  This Appendix C-Revised.2” will become effective upon signing below by representatives of both FDA and NeoPharm, Inc.

Collaborator’s Contribution.

NeoPharm, Inc. will provide funding agreed upon in this “Appendix C-Revised.2” at the level of $130,000.  The term of CRADA No. 26-97 is hereby extended through April 30, 2006.

The funds will be used to recruit research personnel, purchase equipment, laboratory supplies, animals, and reagents.  The PI will recruit one research fellow for full-time participation in the CRADA project.

FDA will use the funds provided by NeoPharm for:

Personnel:

One Post-Doctoral Research Fellow (including overhead charges)	$70,000
Annual Personnel Subtotal	$70,000

Equipments:
Computer, software and printer	$5,000
Chromatography columns and lab supplies to purify IL-13-PE	$10,000

Estimated Subtotal	$15,000

Supplies:
Purchase of immunodeficient animals	$15,000
Tissue Histochemistry and Pathology & CBER Core Facility Services	$5,000
Chemicals, Reagents, antibodies, enzymes, test kits, cytokines	$20,000
Annual Supplies Subtotal	$40,000

Travel:
Annual Travel Costs and Conference Fees for PI and a Fellow	$5,000

Annual total for Personnel, Equipment, Supplies, and Travel	$130,000

FDA’s Contribution

FTE:	PI Time	15%
	Technician Time	5%
	Staff Scientist Time	20%
	Post Doctoral Fellow Time	100%

FDA Supplies:                             Some of the supplies will be purchased with intramural budget allotted to the Puri laboratory:

FDA Equipment:

Some of the equipment needed for the collaboration are available in the laboratory or have been purchased with funds provided by the Collaborator during the first six years of the collaboration.

PI will have laboratory space to house one post-doctoral fellow and staff scientist.

FDA will provide the PI, who has expertise in the field of molecular tumor biology.  The PI will also provide onsite supervision of the fellows, laboratory technician and staff scientist.  The PI will direct the work of the postdoctoral fellow by planning experiments, assuring that the fellow performs the required work in a professional manner, evaluate and interpret the experimental results and prepare written progress reports for the Collaborator.

The Collaborator agrees that the PI has broad flexibility in the use, transfer and disbursement of funds between the resource categories described above.  Monies not spent in a given fiscal year will be carried over into the following year.

SIGNATURES APPEAR ON THE NEXT PAGE

FOR THE PHS:

/s/ JESSE L. GOODMAN	8/8/05
Date
Jesse L. Goodman, M.D., M.P.H.
Director
Center for Biologics Evaluation and Research
Food and Drug Administration

Mailing Address for Notices:

Food and Drug Administration
Center for Biologics Evaluation and Research (HFM-544)
1401 Rockville Pike
Rockville, MD 20892

FOR THE COLLABORATOR:

/s/ JEFFREY SHERMAN	7/25/05
Date
Dr. Jeff Sherman
Chief Medical Officer and Executive Vice President

/s/ LAWRENCE A. KENYON	7/25/05
Date
Larry Kenyon
Chief Financial Officer

Mailing Address for Notices:

NeoPharm, Inc.

150 Field Drive, Suite 195

Lake Forest, IL  60045